EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 26, 2001, with respect to the 2000 consolidated financial statements of ZiLOG, Inc. for the year ended December 31, 2000 included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-98529) and related Prospectus of ZiLOG, Inc. for the registration of 11,755,000 shares of its common stock.

We also consent to the addition of the financial statement schedule of ZiLOG, Inc. for the year ended December 31, 2000 included in Item 16.b. of the Registration Statement Form S-1 No. 333-98529 to our report mentioned in the preceding paragraph.

                                            /s/ Ernst & Young LLP


San Jose, California
June 5, 2003